Exhibit 15

Winnebago Industries, Inc.
Forest City, Iowa

We have performed a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the periods ended November 27, 2004 and November 29, 2003 as indicated in our report dated December 28, 2004; because we did not perform an audit, we express no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 27, 2004, is incorporated by reference in Registration Statements No. 2-40316, No. 2-82109, No. 33-21757, No. 33-59930, No. 333-31595, and No. 333-113246 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/   Deloitte & Touche LLP
Deloitte & Touche LLP
Minneapolis, Minnesota
December 28, 2004